CATERPILLAR FINANCIAL SERVICES CORPORATION

POWERNOTES®

With Maturities of 9 months or more from Date of Issue

Registration No.  333-124310

Filed Pursuant to Rule 424 (b) (3)

PRICING SUPPLEMENT NO.  703

(To Prospectus Supplement dated July 7, 2005 &

  Prospectus dated May 13, 2005)                                                                                       Settle Date:   01/06/06

The Date of this Pricing SupplementDecember 19, 2005

SUBJECT TO REDEMPTION OR REPAYMENT

  CUSIP                                                                                                                                    Date and terms of redemption or

     or        Stated                                                                    Interest                                    repayment (including any

Common  Interest                      Price to  Discounts &         Payment  Survivors                  applicable regular or special

  Code      Rate (1)                Maturity                Public (2)                Commissions       Frequency      Option     Yes/No                record dates)

14911QR86   4.55%         01/15/08         100%                 0.4%                   Quarterly      YES                 NO

                                1st Payment  Day

Dealer                            Date                         Count                    Yield(3)                Moody’s/S&P rating

ABN AMRO Inc.        04/15/06                  30/360                4.576                 A2/A

Original Issue Discount Note:                                                                     Total Amount of OID:

____  Yes                X    No                                                                                     N/A

The interest rates on the PowerNotes® may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any PowerNotes® offered prior to the effective date of the change.   After the issuance of the PowerNotes® covered by this

Pricing Supplement, $816.337 mm principal amount of PowerNotes® remain available for sale pursuant to the accompanying Prospectus Supplement.

Expressed as a percentage of aggregate principal amount.  Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.

Yields are quoted on a semi-annual bond equivalent yield basis.